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                                                                       EXHIBIT D

                     VOTING AGREEMENT AND IRREVOCABLE PROXY

     This Voting Agreement and Irrevocable Proxy (this "Agreement") dated as of 21st October, 1999 is executed by and between KBK Capital Corporation ("KBK") and Sirmon Commercial Finance, L.L.C., as the "Stockholder";

     WHEREAS, KBK and the Stockholder have executed that certain Stock Purchase Agreement dated as of even date herewith (the "Stock Purchase Agreement") whereby the Stockholder is selling to KBK an aggregate of 483,795 of shares of the common stock of KBK;

     WHEREAS, the Stockholder is required pursuant to the terms of the Stock Purchase Agreement to deliver this Agreement to KBK at the Initial Closing; and

     WHEREAS, capitalized terms not defined in this Agreement shall have the meanings ascribed to them in the Stock Purchase Agreement;

     NOW THEREFORE, the parties hereto agree as follows:

     1. The Stockholder hereby represents and warrants to KBK that it has the exclusive right to vote the Deferred Shares. The Stockholder hereby agrees to vote all of the Deferred Shares in accordance with the recommendations of management of KBK.

     2. In order better to effect the provisions of Section 1, the Stockholder hereby revokes any previously executed proxies and hereby constitutes and appoints [Robert J. McGee] (the "Proxy Holder"), with full power of substitution, his true and lawful proxy and attorney-in-fact to vote the Deferred Shares as indicated in Section 1.

     3. The Stockholder hereby covenants and agrees that until this Agreement is terminated in accordance with its terms, the Stockholder will not, and will not agree to, directly or indirectly, sell, transfer, assign, pledge, hypothecate, cause to be redeemed or otherwise dispose of any of the Deferred Shares or grant any proxy or interest in or with respect to any such Deferred Shares or deposit such Deferred Shares into a voting trust or enter into another voting agreement or arrangement with respect to such Deferred Shares except as contemplated by this Agreement or the Stock Purchase Agreement.

     4. This proxy shall be limited strictly to the power to vote the Deferred Shares in the manner set forth in Section 2 and shall not extend to any other matters.

     5. The Stockholder acknowledges that KBK is relying on this Agreement in undertaking actions necessary for the consummation of the transactions contemplated by the Stock Purchase Agreement and that the proxy granted hereby is coupled with an interest and is irrevocable to the full extent permitted by applicable law. The Stockholder acknowledges that the performance of this Agreement is intended to benefit KBK.
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     6.  The irrevocable proxy granted pursuant hereto shall continue in effect until the earlier to occur of (i) the termination of the Escrow Agreement or
(ii) the termination of the Stock Purchase Agreement.

     7. The vote of the Proxy Holder shall control in any conflict between its vote of the Deferred Shares and a vote by the Stockholder of the Deferred Shares, and KBK agrees to recognize the vote of the Proxy Holder instead of the vote of the Stockholder in the event the Stockholder does not vote as set forth in Section 1 hereof.

     8. This Agreement may be modified, amended, altered or supplemented with respect to the Stockholder only upon the execution and delivery of a written agreement executed by KBK and the Stockholder.

     9. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

     10. This Agreement, together with the Stock Purchase Agreement and the agreements contemplated thereby, embody the entire agreement and understanding of the parties hereto in respect to the subject matter contained herein. This Agreement supersedes all prior agreements and understandings among the parties with respect to such subject matter contained herein.

     11. All notices, requests, demands and other communications required or permitted hereby shall be in writing and shall be deemed to have been duly given if delivered by hand or mail, certified or registered mail (return receipt requested) with postage prepaid to the addresses of the parties hereto set forth below or to such other address as any party may have furnished to the others in writing in accordance herewith:

     if to Stockholder, to:    Sirmon Commercial Finance, L.L.C.
                               c/o Johnny J. Sirmon
                               P. O. Box 777
                               Abbeville, Louisiana 70511

     with a copy to:           Chris A. Verret
                               P. O. Box 51869
                               Lafayette, Louisiana 70505
                               Fax No.: (318) 237-5511


     if to KBK, to:            Mr. Robert J. McGee
                               KBK Capital Corporation
                               2200 City Center II
                               301 Commerce Street
                               Fort Worth, Texas 76102
                               Fax No.:  (817) 258-6100

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     with a copy to:      Mr. Gene G. Lewis
                          Locke Liddell & Sapp LLP
                          3400 Chase Tower
                          600 Travis
                          Houston, Texas 77002-3095
                          Fax No.: (713) 223-3717

     12. This Agreement and the relations among the parties hereto arising from this Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date above written.


                              KBK CAPITAL CORPORATION



                              By: /s/ ROBERT J. MCGEE
                                  -------------------------
                              Name:  Robert J. McGee
                              Title: Chairman of the Board
                                     and Chief Executive Officer

                              SIRMON COMMERCIAL FINANCE, L.L.C.

                              By: /s/ JOHNNY SIRMON
                                  -------------------------
                              Name: Johnny Sirmon
                              Title: Managing Member

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